 Exhibit 99.1

September 30, 2016
Board of Directors
ForceField Energy Inc.

Dear Board of Directors,

Please accept this letter as our formal notice of resignation as Independent Directors effective immediately. Our resignation was not the result of any disagreement with the Board of Directors or management related to operations, policies or practices.

Sincerely,

By:/s/David Vanderhorst

By:/s/Adrian Auman

By:/s/Kebir Ratnani